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                                                                     EXHIBIT 3.3


                           CERTIFICATE OF DESIGNATION,
                            PREFERENCES AND RIGHTS OF
                          PARTICIPATING PREFERRED STOCK

                                       of

                                  MOOVIES, INC.

It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is Moovies, Inc.

         2. The Restated Certificate of Incorporation of the Corporation authorizes the issuance of shares of Preferred Stock and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares at any time and from time to time, in one or more series, and to fix or alter the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, of said shares of Preferred Stock.

         3. Pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation as aforesaid, the Board of Directors on December 20, 1996, adopted a resolution creating a series of 150,000 shares of Preferred Stock designated as "Participating Preferred Stock," and no shares of the Participating Preferred Stock have been issued.

         4. Pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation and Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors on December 20, 1996 adopted the following resolutions setting forth the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, of the shares of Participating Preferred Stock:

         "RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Restated Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $.001 per share, of the Corporation and hereby states the designation and number of shares and fixes the relative rights, preferences and limitations thereof as follows:

            1. The distinctive serial designation of this series shall be "Participating Preferred Stock" (hereinafter called "this Series"). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.
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                  2. The number of shares in this Series shall initially be
         150,000 which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder's fractional share, to all rights of a holder of a whole share of this Series.

                  3. The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

                  The term "Reference Package" shall initially mean 100 shares of Common Stock of the Corporation. In the event the Corporation shall at any time after the close of business on December 31, 1996 (A) declare or pay a dividend on any Common Stock payable in Common Stock,
         (B) subdivide any Common Stock, or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

                  Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on this Series.

                  So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock
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         ranking junior to this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition), if any, on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

                  4. In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

                  5. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the aggregate amount distributed prior to such date or to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package, together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

                  In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section 5, no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

                  Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the
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         Corporation available for distribution to its shareholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section 5 before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

                  For purposes of this Section 5, the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

                  6. The shares of this Series shall not be redeemable without the consent of the holder of such shares.

                  7. In addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, as amended, of the Corporation, each whole share of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

                  8. The shares of this Series shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

         RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said series of Participating Preferred Stock and fixing the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Restated Certificate of Incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware."

         5. The effective time and date of the series herein certified shall be the filing date of this Certificate of Designation with the Secretary of State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and Chief Executive Officer and, such authorized officer hereby declares, under penalty of perjury under the laws of the State of Delaware, that he signed this Certificate in the official capacity set forth beneath his signature and that the statements set forth in this Certificate are true and correct of his own knowledge this ___ day of December, 1996.




                                             -----------------------------------
                                             John L. Taylor
                                             President, Chief Executive Officer